Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148238) of Enterprise Financial Services Corp of our reports dated June 30, 2008 relating to the financial statements and supplemental schedule of Enterprise Bank Incentive Savings Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP
St. Louis, Missouri
June 30, 2008